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                                                                   EXHIBIT 10.13

December 7, 2000


Mr. Alva J. Phillips, Jr.
2610 Allen Street No. 1402
Dallas, Texas 75204

Dear Joe:

I would like to confirm your continued eligibility and participation in the following compensation programs connected with your Blockbuster Inc. employment, in addition to those described in your employment agreement, effective as of the date of such employment agreement. This letter will serve as an addendum to your employment agreement with Blockbuster Inc.

Salary Increases
----------------

For the year 2001, your annual salary increase will be no less than $20,000 per year.

Retention Bonus
---------------

For the year 2001, you will be paid a retention bonus of $50,000 based on the following criteria: (1) 60% of the bonus if you are in "good standing" with the company; and (2) 40% of the bonus for accomplishment of key objectives.

Joe, if the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to me whereupon this letter shall constitute a binding agreement between you and Blockbuster.



Sincerely yours,

/s/ Larry J. Zine

Larry J. Zine
EVP, Chief Financial Officer


Accepted and Agreed:

/s/ Alva J. Phillips, Jr.
---------------------------
Alva J. Phillips, Jr.


12/20/2000
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Date